BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of	Business Number E0524932013-3
Barbara K. Cegavske	Filing Number 20200841552
Secretary of State State Of Nevada	Filed On 8/7/2020 11:56:00 AM
	Number of Pages 4

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

[X] **Certificate of Designation**

[ ] **Certificate of Amendment to Designation - Before Issuance of Class or Series**

[ ] **Certificate of Amendment to Designation - After Issuance of Class or Series**

[ ] **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Resonate Blends, Inc. Entity or Nevada Business Identification Number (NVID): NV20131637442
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series E Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	[ ] Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. [ ] Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* See Attached
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 08/07/2020

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATION

OF

TEXTMUNICATION HOLDINGS, INC.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

SERIES E PREFERRED STOCK

On behalf of Textmunication Holdings, Inc., a Nevada corporation (the "Corporation"), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Corporation (the "Board"):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Corporation (the "Articles of Incorporation"), there hereby is created, out of the ten million (10,000,000) shares of preferred stock, par value $0.0001 per share, of the Corporation authorized by Article III of the Articles of Incorporation ("Preferred Stock"), a series of Series E Preferred Stock, consisting of Ten Thousand (10,000) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

The specific powers, preferences, rights and limitations of the Series E Preferred Stock are as follows:

1. Designation; Rank. This series of Preferred Stock shall be designated and known as "Series E Preferred Stock." The number of shares constituting the Series E Preferred Stock shall be Ten Thousand (10,000) shares. The Series E Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Corporation now or hereafter outstanding.

2. Dividends. The Holders of shares of Series E Preferred Stock have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose.

3. Liquidation Preference.

(a) In the event of any dissolution, liquidation or winding up of the Corporation (a "Liquidation"), whether voluntary or involuntary, the Holders of Series E Preferred Stock shall be entitled to participate in any distribution out of the assets of the Corporation on an equal basis per share with the holders of the common stock, par value $0.0001 per share (the "Common Stock"), and the Series C Preferred Stock, par value $0.0001 per share (the "Series C Preferred Stock").

(b) A Change of Control event, as defined below, shall not be deemed to be a Liquidation for purposes of this Designation.

4. Voting. The Holders of Series E Preferred Stock shall not have voting rights.

5. Mandatory Conversion of Series E Preferred Stock. The Holders of Series E Preferred Stock shall have conversion rights as follows:

(a) Conversion Right. Upon the date this Designation is filed with the Nevada Secretary of State, the following conversion rights shall apply: (i) the holders of the outstanding shares of Series E Preferred Stock shall convert half of their holdings in Series E Preferred Stock pro rata into a total of 10% (ten percent) of the outstanding shares of Common Stock in the Corporation upon an annualized revenue run rate in the Corporation of Ten Million Dollars ($10,000,000.00) for any three (3) consecutive month trailing period; and (ii) the holders of the outstanding shares of Series E Preferred Stock shall further convert the remaining half of their holdings in Series E Preferred Stock pro rata into a total of 10% (ten percent) of the outstanding shares of Common Stock in the Corporation upon the occurrence of a public market value in the Corporation reaching One Hundred Million US Dollars ($100,000,000). Upon conversion, half of the shares of Common Stock issued in either (i) and (ii) shall have anti-dilution protection. Upon the occurrence of both (i) and (ii), and not upon the occurrence solely of either provision, the Series E Preferred Stock shall be cancelled and returned to the Corporation's unissued and authorized preferred stock. Notwithstanding anything to the contrary herein, in the event that Corporation goes through a "Change of Control" event, as that term is defined in Treasury Regulations 1.409A-3(i)(5)(v) or (vii), the foregoing milestone achievements shall be deemed accomplished and all rights to the shares of Common Stock shall immediately vest prior to the close of such Change of Control event.

(b) Mechanics of Conversion. Upon triggering either (i) or (ii) in Section 5(a), the Corporation shall provide notice to the holders of Series E Preferred Stock, which shall state the number of the shares of Common Stock that will be issued to the holders of the Series E Preferred Stock and the number of shares that have anti-dilution protection. The Corporation shall, as soon as practicable thereafter, issue and deliver at such address as previously submitted by holder, a book entry position or certificate, as determined by the Corporation, for the number of full shares of Common Stock to which such holder is entitled.

(c) No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series E Preferred Stock. In lieu of any fractional share to which the Holder would be entitled but for the provisions of this Section 5(c) based on the number of shares of Series E Preferred Stock held by such Holder, the Corporation shall issue a number of shares to such Holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be paid to any Holder of Series E Preferred Stock by the Corporation upon conversion of the Series E Preferred Stock.

(d) Reservation of Stock. The Corporation shall at all times when any shares of Series E Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series E Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series E Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(e) Issue Taxes. The converting Holder shall pay any and all issue and other non-income taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series E Preferred Stock.

IN WITNESS WHEREOF the undersigned has signed this Designation this 7th day of August, 2020.

RESONATE BLENDS, INC.

By: ______________________
Name: Geoff Selzer
Title: CEO